Exhibit 4.8

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning the capital stock of Dropbox, Inc. (“us,” “our,” “we,” or the “Company”), and certain provisions of our articles of incorporation (the “Articles”) and bylaws (the “Bylaws”) currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles and Bylaws, as well as the applicable provisions of the Nevada Revised Statutes (the “NRS”). We encourage you to read our Articles, Bylaws and the applicable portions of the NRS carefully.

General

Our Articles authorize preferred stock, par value $0.00001 per share, and three classes of common stock: Class A common stock, par value $0.00001 per share, Class B common stock, par value $0.00001 per share and Class C common stock, par value $0.00001 per share. The rights of the three classes of common stock are identical, except as described below.

Our authorized capital stock consists of 3,915,000,000 shares, of which:

•2,400,000,000 shares are designated as Class A common stock;

•475,000,000 shares are designated as Class B common stock;

•800,000,000 shares are designated as Class C common stock; and

•240,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to ten votes for each share held, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law and subject to certain exceptions in our Articles. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law or our Articles. Under our Articles, approval of the holders of a majority of the Class B common stock is required to increase the number of authorized shares of our Class B common stock. In addition, Nevada law could require holders of either our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a single class in the following circumstances:

•if we were to seek to amend our Articles to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our Articles in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Until the Final Conversion Date (as defined in the Articles), the affirmative vote of the holders of our Class B common stock have the right to vote as a separate class to:

•amend or modify any provision of the Articles inconsistent with, or otherwise alter, any provision of the Articles to modify the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B common stock;

•reclassify any outstanding shares of Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or, in the case of Class A common stock, the right to have more than one vote for each share thereof and, in the case of Class C common stock, the right to have any vote for any share thereof, except as required by law;

•subject to certain exceptions, issue any shares of Class B common stock;

•authorize, or issue any shares of, any class or series of capital stock of the Company having the right to more than one vote for each share thereof; or

•consummate a Liquidation Event (as defined in the Articles).

Our Articles and Bylaws provide that from and after the time that the Class B common stock no longer represents a majority of the combined voting power of our Class A common stock and Class B common stock (the “Voting Threshold Date”), the board of directors of the Company (the “Board of Directors”) will be classified; specifically, the Board of Directors will consist of three classes of approximately equal size, with the directors of each class to serve staggered, three-year terms. Only one class of directors will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors comprising the other two classes continuing for the remainder of their respective three-year terms. Prior to the Voting Threshold Date, our directors will be elected annually for one-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

Dividends

Subject to the rights and preferences that may apply to the holders of any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then, only at such times and in such amounts as our Board of Directors may determine.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions, except to the extent that such a right may, from time to time, be set forth in a written agreement between the Company and a stockholder.

Liquidation Rights

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our common stock and any participating series of our preferred stock outstanding at that time, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of liquidation preferences, if any, on, any outstanding shares of preferred stock.

Conversion of Class B Common Stock

Each share of Class B common stock is convertible at any time at the option of the holder into one fully paid and nonassessable share of Class A common stock. Shares of Class B common stock will automatically convert into shares of Class A common stock on the Final Conversion Date, upon sale or transfer, except for certain transfers described in our Articles, including, but not limited to, estate planning transfers where sole dispositive power and exclusive voting control with respect to the shares of Class B common stock are retained by the transferring holder and transfers between our co-founders. In addition, each outstanding share of Class B common stock held by a stockholder who is a natural person, or held by the Permitted Entities (as defined in the Articles) and Permitted Transferees (as defined in the Articles) of such natural person, will convert automatically into one share of Class A common stock upon the death of such natural person. In the event of the death or permanent and total disability of a co-founder, shares of Class B common stock held by such co-founder, his Permitted Entities, or Permitted Transferees will convert to Class A common stock; provided, that the conversion will be deferred for nine months, or up to 18 months from the last applicable death or disability to a date approved by a majority of our independent directors. Transfers between our co-founders are Permitted Transfers and will not result in conversion of the shares of Class B common stock that are transferred; provided, however, that, upon the death or total and permanent disability of the transferring co-founder, the transferred shares will convert to shares of Class A common stock following the deferral period of nine months, or up to 18 months, if approved by a majority of our independent directors.

Each share of Class B common stock will convert automatically into one share of Class A common stock upon (i) the date specified by affirmative vote of the holders of two-thirds of the then outstanding shares of Class B common stock, voting as a separate class, (ii) the date on which the outstanding shares of Class B common stock represent less than five percent of the aggregate number of shares of the then outstanding Class A common stock and Class B common stock, or (iii) the date that is nine months after the death or total disability of the last to die or become disabled of our co-founders; provided, that such date may be extended, but not for a total period of longer than 18 months from the last applicable death or disability, to a date approved by a majority of our independent directors then in office.

Conversion of Class C Common Stock

Shares of Class C common stock will convert automatically into fully paid and nonassessable shares of Class A common stock, on a share-for-share basis, following the conversion of all outstanding shares of Class B common stock into shares of Class A common stock, on the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of such series’ qualifications, limitations, or restrictions, in each case, without further vote or action by our stockholders. Our Board of Directors may also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Effects of Nevada Law and Our Articles and Bylaws

Certain provisions of the NRS, our Articles, and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. Such provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Multi-Class Stock

As discussed above, our Articles provide for a multi-class common stock structure, which provides holders of Class B common stock, which includes our executive officers, employees, directors, and their affiliates, with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets.

Separate Class B Vote for Certain Transactions

Prior to the Final Conversion Date, our Class B common stock will have the right to vote as a separate class (in addition to any other vote required by the NRS or our Articles) on certain amendments to our Articles that affect the rights of our Class B common stock, including certain reclassifications, changes in voting rights of our Class A common stock or Class C common stock, issuances of Class B common stock other than those authorized pursuant to existing rights and equity awards outstanding as of the IPO Date (as defined in the Articles), the authorization of stock with more than one vote per share, and the consummation of a Liquidation Event.

Board of Director Vacancies

Our Articles and Bylaws authorize only our Board of Directors to fill vacant directorships, including vacant directorships caused by newly created seats. In addition, the number of directors constituting our entire Board of Directors is permitted to be set only by a resolution adopted by a majority vote of our entire Board of Directors. These provisions are meant to prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. This will make it more difficult for stockholders to change the composition of our Board of Directors, which promotes continuity of management.

Classified Board of Directors

Our Articles and Bylaws provide that, from and after the Voting Threshold Date, our Board of Directors will be classified into three classes of directors.

Our classified board structure may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board.

Stockholder Action; Special Meeting of Stockholders

Our Articles provide that, until the Voting Threshold Date, our stockholders may take action by written consent only if such action is first recommended or approved by the Board of Directors. Following the Voting Threshold Date, our stockholders will not be able to take action by written consent for any matter and may take action only at annual or special meetings. As a result, a holder controlling a majority of our capital stock will not be able to amend our Bylaws or remove directors without first holding a meeting of our stockholders called in accordance with our Bylaws, unless such action was previously approved by the Board of Directors. Our Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board of Directors, the Chairman of our Board of Directors, our Chief Executive Officer, the President of the Company (in the absence of a Chief Executive Officer), or, until the Final Conversion Date, holders of 30% of the combined voting power of our Class A common stock and Class B common stock, acting in compliance with our Bylaws, thereby limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for our stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Under the NRS, a corporation may provide in its articles of incorporation that its stockholders may cumulate votes in the election of directors. Our Articles do not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Prior to the Final Conversion Date, any amendment to our Articles will require approval by holders of at least two-thirds of the voting power of our then outstanding capital stock. In addition, prior to the Final Conversion Date, any amendment that would amend or repeal, or adopt any provision inconsistent with, Article V of our Articles (or the related voting standard in the amendment article) must also be approved by the affirmative vote of a majority of the outstanding shares of our Class A common stock and a majority of the outstanding shares of our Class B common stock, each voting separately as a class. From and after the Final Conversion Date, certain amendments to our Articles will require the approval of two-thirds of the outstanding voting power of our common stock. Our Bylaws provide that approval of stockholders holding two-thirds of the voting power of our then outstanding capital stock, voting as a single class, is required for stockholders to amend or adopt any provision of our Bylaws.

Issuance of Undesignated Preferred Stock

Our Board of Directors have the authority, without further action by our stockholders, to issue up to 240,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Nevada Anti-Takeover Statutes

Notwithstanding any other provision in our Bylaws to the contrary, and in accordance with the NRS, the provisions of NRS 78.378 to 78.3793, inclusive (or any successor statutes thereto) relating to the acquisition of controlling interests in the Company do not apply to us or to any acquisitions of shares of our capital stock.

Exclusive Forum

Our Bylaws provide that, unless we expressly consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the NRS or our Articles or Bylaws (as either may be amended from time to time), or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the above-specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Our Bylaws also provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “DBX”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 144 Fernwood Avenue, Edison, NJ 08837.